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                                   EXHIBIT 99


    WASHINGTON MUTUAL ANNOUNCES SALE OF TWO MONTANA BRANCHES TO GLACIER BANK

        SEATTLE -- Washington Mutual, Inc. (NYSE: WM) today announced the sale by its banking affiliate, Washington Mutual Bank fsb, of its two Montana branches to Glacier Bank, a wholly owned subsidiary of Glacier Bancorp, Inc. (NASDAQ: GBCI), Kalispell, Mont. The branches are located in Butte, Mont.

        The sale is expected to be completed by the beginning of the fourth quarter, pending regulatory approval. As part of the agreement, Glacier Bank is purchasing the Montana deposits, as well as the branch real estate. Washington Mutual currently employs 12 people in the Butte branches, all of whom will be offered comparable jobs with Glacier Bank.

        "While our Montana branches were successful, our limited presence in that market made significantly growing our business a challenge," said Bob Bond, Washington Mutual's senior vice president and regional manager for intermountain states. "Our agreement with Glacier means that residents of Butte will continue to receive friendly, personalized service from the tellers and staff they've come to know and trust."

        Washington Mutual's home loan center in Missoula will remain open.

        "We are excited for the opportunity to serve the people in Butte and Silver Bow County," said Mick Blodnick, president and chief executive officer of Glacier Bancorp, Inc. "Butte adds a key location that helps expand our strong western Montana banking franchise. This transaction will be immediately accretive to earnings, will provide us with an instant presence in Butte and a substantial customer base. On completion of the transaction, the two Butte offices will become part of Glacier Bank with 13 offices located in 10 Montana cities. With the addition of the two Butte offices, Kalispell, Mont.-based Glacier Bancorp will serve 17 Montana cities with 25 offices."

        With a history dating back to 1889, Washington Mutual is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At March 31, 1999, Washington Mutual and its subsidiaries had consolidated assets of $174.3 billion. The company operates more than 2,000 offices throughout the nation.